Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2011 RESULTS

SAVANNAH, GA (March 9, 2012) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended January 28, 2012.

Financial Highlights — Fourth quarter ended January 28, 2012

Total sales in the fourth quarter ended January 28, 2012 increased 3.7% to $178.4 million compared with $172.0 million in the quarter ended January 29, 2011.  Comparable store sales decreased 6.2% in the fourth quarter.

A net loss of $5.3 million, or $0.36 per diluted share, was recognized in the fourth quarter of 2011 compared with net income of $9.4 million, or $0.64 per diluted share, in last year’s fourth quarter.  The loss in the fourth quarter of 2011 includes non-cash asset impairment expense totaling $0.18 per diluted share.

The Company opened 5 stores and closed 1 store in the fourth quarter of 2011, reaching a total store count of 511 at the end of the year.

Financial Highlights — Fiscal year ended January 28, 2012

Total sales in the fiscal year ended January 28, 2012 increased 2.9% to $640.8 million compared with $622.5 million in the fiscal year ended January 29, 2011.  Comparable store sales decreased 8.3% for the full year.

A net loss of $10.0 million, or $0.69 per diluted share, was recognized in fiscal 2011 compared with net income of $20.9 million, or $1.44 per diluted share, in fiscal 2010.  The net loss in 2011 includes non-cash asset impairment expense totaling $0.27 per diluted share.

The Company opened 55 stores, relocated or expanded 14 others, and closed 5 stores in 2011.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until March 16, 2012, by dialing (402) 977-9140 and entering the passcode, 21575847.  The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 16, 2012.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends in fiscal 2012.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 511 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3924

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 28, 2012	January 29, 2011
	(unaudited)	(unaudited)
Net sales	$178,356	$172,043
Cost of sales	124,532	105,184
Gross profit	53,824	66,859
Selling, general and administrative expenses	52,206	47,112
Depreciation and amortization	6,569	5,671
Asset impairment	4,209	21
(Loss) income from operations	(9,160)	14,055
Interest income	63	34
Interest expense	(52)	(7)
(Loss) income before income taxes	(9,149)	14,082
Income tax (benefit) expense	(3,834)	4,718
Net (loss) income	$(5,315)	$9,364

Basic net (loss) income per common share	$(0.36)	$0.64
Diluted net (loss) income per common share	$(0.36)	$0.64

Weighted average shares used to compute basic net (loss) income per share	14,606	14,523
Weighted average shares used to compute diluted net (loss) income per share	14,606	14,537

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011
	(unaudited)	(unaudited)
Net sales	$640,824	$622,528
Cost of sales	420,321	383,318
Gross profit	220,503	239,210
Selling, general and administrative expenses	207,025	187,231
Depreciation and amortization	24,958	20,324
Asset impairment	6,514	211
(Loss) income from operations	(17,994)	31,444
Interest income	243	174
Interest expense	(79)	(24)
(Loss) income before income taxes	(17,830)	31,594
Income tax (benefit) expense	(7,816)	10,742
Net (loss) income	$(10,014)	$20,852

Basic net (loss) income per common share	$(0.69)	$1.44
Diluted net (loss) income per common share	$(0.69)	$1.44

Weighted average shares used to compute basic net (loss) income per share	14,589	14,503
Weighted average shares used to compute diluted net (loss) income per share	14,589	14,523

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	January 28, 2012	January 29, 2011
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$41,986	$69,231
Short-term investment securities	902	586
Inventory	131,526	121,432
Other current assets	28,961	16,669
Property and equipment, net	90,541	85,299
Long-term investment securities	18,840	9,205
Other noncurrent assets	2,021	3,980
Total assets	$314,777	$306,402

Liabilities and Stockholders’ Equity:
Accounts payable	$78,941	$67,934
Accrued liabilities	26,074	23,184
Other current liabilities	603	444
Noncurrent liabilities	12,756	10,036
Total liabilities	118,374	101,598

Total stockholders’ equity	196,403	204,804
Total liabilities and stockholders’ equity	$314,777	$306,402